                                                                    Exhibit 99.1

                                                                 Belden CDT Inc.
[BELDEN CDT LOGO]                              7701 Forsyth Boulevard, Suite 800
                                                       St. Louis, Missouri 63105
NEWS RELEASE                                                        314-854-8000
                                                               www.beldencdt.com
--------------------------------------------------------------------------------


February 24, 2005

FOR IMMEDIATE RELEASE

                 BELDEN CDT ANNOUNCES HIGHER FOURTH QUARTER 2004
                               SALES AND EARNINGS

St. Louis, Missouri - Belden CDT Inc. (NYSE:BDC) today announced results for the fourth quarter and year ended December 31, 2004. For continuing operations, the Company's revenue for the quarter was $330.3 million, net income was $8.6 million and earnings per fully diluted share were $0.17. Excluding merger-related items, severance charges, and a tax valuation allowance, net income was $20.4 million or $0.39 per fully diluted share.

On July 15, 2004, the Company, formerly called Cable Design Technologies Corporation (CDT), merged with Belden Inc. ("Belden") and changed its name to Belden CDT Inc. For accounting purposes, the Company treated the merger as an acquisition by Belden. Results of the legacy CDT operations are included in 2004 results from July 16 onwards. Prior-year results in this release (other than pro forma results) reflect the results of Belden only.

Highlights of the quarter ended December 31, 2004:

      o Revenue from continuing operations increased 21.2 percent compared with pro forma combined revenues of $272.6 million in the fourth quarter a year ago.

      o Net income from continuing operations, adjusted to exclude the merger-related items, severance charges, and the tax valuation allowance, was $20.4 million, or $0.39 per diluted share, compared with pro forma combined net income from continuing operations in the fourth quarter of 2003 of $7.6 million, or $0.16 per fully diluted share. This adjusted result for 2004 reflects an adjusted operating margin for the quarter of 9.4 percent of sales and adjusted EBITDA of $41.1 million.

      o The Company changed the method of accounting for the inventory of its former Belden operations in the United States from LIFO to FIFO. This action, affecting approximately 17 percent of the Company's worldwide inventory, conformed the Company's inventory accounting policies across all operations. The change increased total inventory on the balance sheet by $21.1 million. Prior-period results have been restated as if the FIFO method were used in all periods.

      o Free cash flow (cash flow from operations less capital expenditures of $10.6 million and dividends of $2.4 million) was $31.7 million.

Merger-related items during the fourth quarter of 2004 were $2.6 million before taxes, or $0.03 per share, including the gross-margin impact of adjusting CDT inventory to fair market value, amortization of short-lived intangibles, and merger-related expenses for relocation and compensation. Severance charges in the fourth quarter of 2004 were $1.3 million pre-tax, or $0.02 per fully diluted share. The Company recognized $3.0 million pre-tax ($0.03 per share after tax) of other operating income under a sales incentive agreement with a private-label customer.

The Company established a $9.4 million tax valuation allowance in the fourth quarter of 2004 to recognize the likelihood that a portion of the loss carry-forwards in the Netherlands will not be realized.

--------------------------------------------------------------------------------------------------
In thousands                                                                              Adjusted
                                                                                         Pro Forma
                                     As Reported                         Adjusted         Combined
                                    Three Months                     Three Months     Three Months
                                           Ended                            Ended            Ended
                                    December 31,                     December 31,     December 31,
                                            2004    Adjustments(1)           2004          2003(2)
--------------------------------------------------------------------------------------------------
Results of Continuing Operations
Revenues                                $330,310                --       $330,310        $272,582
Operating Profit                          27,207            $3,943         31,150          16,012
Net Income                                 8,598            11,790         20,388           7,614
Diluted earnings per share
                                        $   0.17                         $   0.39        $   0.16
--------------------------------------------------------------------------------------------------


     (1) Merger-related costs of $2.6 million, severance charges of $1.3 million, and a tax valuation allowance of $9.4 million.

     (2) Pro forma results, as if Belden and CDT were combined at the beginning of the fourth quarter of 2003, restated for discontinued operations and the LIFO to FIFO change, and adjusted for $1.0 million of severance charges.

----------------------------------------------------------------------------------------------
In thousands                                               Adjusted                   Adjusted
                                      Pro Forma Combined Year Ended         Pro Forma Combined
                                               December 31, 2004(3)                 Year Ended
                                                                          December 31, 2003(4)
----------------------------------------------------------------------------------------------
Results of Continuing Operations
Revenues                                         $1,241,229                 $1,071,172
Operating Profit                                     85,271                     57,671
Net Income                                           45,074                     23,356
Diluted earnings per share                            $0.90                      $0.50
----------------------------------------------------------------------------------------------


     (3) As if Belden and CDT had been combined at the beginning of 2004. Operating profit adjusted to exclude merger-related costs and severance charges (including costs incurred by CDT prior to the merger). Net income adjustment also excludes the fourth-quarter tax valuation allowance, the third quarter tax benefit from a prior-period matter, and the gain on sale of a business.

     (4) As if Belden and CDT had been combined at the beginning of 2003, and adjusted for severance charges and asset impairment charges.

For the fourth quarter of 2003, reported revenue from continuing operations of Belden was $161.7 million, and net income from continuing operations was $5.5 million or $0.22 per share.

Included in that result were income of $3.0 million pretax ($0.07 per share after tax) under the sales incentive agreement and charges of $1.6 million pre-tax ($0.04 per share after tax) for employee severance.

CEO COMMENT

"Revenue came in better than expected, partly due to currency exchange rates and partly due to better-than expected volume, especially in December in various parts of our Networking segment," said C. Baker Cunningham, chief executive officer and president of Belden CDT Inc. "We were also pleased at the further improvement in our operating margin which reflects both our cost reduction work and improving capacity utilization," he continued. "In addition to these improvements in revenue and earnings, we are also pleased with the January launch of the Belden IBDN 10GX networking solution--clearly the most advanced copper-based 10-gigabit cabling solution in the marketplace."

FULL YEAR 2004 RESULTS

For the year ended December 31, 2004, Belden CDT revenue from continuing operations was $966.2 million. Net income from continuing operations of Belden CDT for 2004 was $15.4 million, or $0.43 per diluted share using 38.7 million average shares for the full year including the dilutive effect of the convertible debentures from July 16, 2004 onward. The results for 2004 included a gain of $1.7 million before tax for the sale of a Belden European business, $30.6 million pre-tax of merger-related costs and severance charges, a $9.4 million tax valuation allowance in the Netherlands and a $2.4 million benefit in the third quarter from the favorable resolution of a prior period tax matter.

On a pro forma combined basis (as if Belden and CDT were combined at the beginning of 2004 and 2003 respectively), revenue for 2004 was $1,241.2 million, an increase of 15.9 percent from 2003 pro forma revenue of $1,071.2 million. On a pro forma combined basis and adjusting for the effect of merger-related costs, the gain on sale of a business, and the tax events noted above, net income from continuing operations for 2004 was $45.1 million or $0.90 per diluted share using 53.3 million average shares which includes the dilutive effect of the convertible debentures for the full year. The comparable adjusted pro forma net income for 2003 was $23.4 million or $0.50 per diluted share, using 49.4 million shares including the effect of convertible debentures from their inception on July 8, 2003.

For Belden, revenue from continuing operations in 2003 was $624.1 million, and net income from continuing operations in 2003 was $10.2 million, or $0.40 per diluted share using 25.4 million Belden shares. The results for 2003 included severance charges of $6.5 million, asset impairment charges of $0.4 million, and bad-debt expense of $0.6 million (all before taxes).

ELECTRONICS SEGMENT

Segment results are presented only as reported. Pro forma information is not available by segment.

Revenue of the Electronics segment for the quarter ended December 31, 2004 was $196.0 million and operating profit of the segment was $25.1 million. Included in this result were charges and merger-related items of $3.1 million. Without these charges, operating income of the segment for the quarter was 14.4 percent of sales. Revenue and operating income of this segment in the fourth quarter of 2003 were $110.7 million and $10.6 million, respectively, but the year-ago result reflects only the legacy Belden operations that are in this segment. Segments were redefined after the July 2004 merger, and prior-year results are now stated on the basis of new segmentation.

Full-year 2004 revenue for the Electronics segment was $604.4 million (including results of legacy CDT operations from July 16 onward), and operating profit (including the second quarter gain on sale of a business and $25.6 million in charges and merger-related items) was $47.3 million for the year. Sales in 2003 were $428.1 million for the legacy Belden operations in this segment, and operating income was $29.7 million.

NETWORKING SEGMENT

Revenue of the Networking segment of Belden CDT for the quarter ended December 31, 2004 was $134.3 million. Operating profit for the segment was $8.1 million in the fourth quarter of 2004, including income of $3.0 million from the sales incentive contract, and charges and merger-related items of $0.6 million. Excluding the charges, operating profit of the Networking segment was 6.5 percent of sales for the quarter. Revenues and operating profit in the fourth quarter of 2003 were respectively $51.0 million and $4.4 million for this segment (Belden operations only). The year-ago operating profit also included $3.0 million pre-tax income from the sales incentive contract.

Full-year 2004 revenue for the Networking segment was $361.8 million (including results of legacy CDT operations from July 16 onward). Operating profit for the Networking segment for 2004 (including income under the sales incentive contract of $3.0 million and $1.0 million of charges and merger-related items) was $19.9 million. In 2003, segment revenue was $196.0 million for the legacy Belden operations now in this segment, and operating income was $10.2 million including the sales incentive income.

DISCONTINUED OPERATIONS

In discontinued operations, the company experienced a fourth-quarter tax benefit of $11.2 million because of the completion of restructuring steps necessary to deduct its tax basis in the stock of its discontinued telecommunications cable operations in North America. This tax deduction more than offset losses from discontinued operations in the quarter. Income from discontinued operations was $9.7 million in the fourth quarter and a loss of $0.4 million for the year 2004, not including gains or losses on disposals.

OUTLOOK

"Our outlook for revenue for the year 2005, assuming steady exchange rates, is that revenue will increase 5 to 10 percent compared with the pro forma combined revenue of $1,241.2 million for

Belden CDT for 2004," said Mr. Cunningham. "Most of our businesses have enacted first-quarter price increases. We expect revenue to increase because of better price realization and slightly stronger full-year volume," he said.

"We originally expected annual net savings from the merger to be about $25 million. We now expect that the net number will be about $35 million," Mr. Cunningham said. "We find that the savings from the plant closings are expected to be greater than originally planned, and we have increased our estimate of merger-related savings in the area of selling, general and administrative expense. These savings will help us continue to improve our operating margins, which we expect to fall in the range of 8.5 to 9.5 percent (excluding merger-related costs) for 2005. We expect our effective income tax rate to be 35 percent for 2005."

"What we have seen so far in the first quarter has confirmed our confidence in our ability to continue improving our operating performance. We expect that revenue in the first quarter, which is generally the lowest quarter of the year for us, will be in the range of $305 to $310 million. We expect that our operating margin for the first quarter will be in the mid-single digits," Mr. Cunningham concluded.

FORWARD-LOOKING STATEMENTS

Statements in this release other than historical facts are "forward-looking statements" made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management's beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company's actual results may differ significantly from these expectations. Some of the factors that may cause actual results to differ from the Company's expectations include management's ability to accomplish planned cost reductions, management's ability to successfully integrate the operations and processes of the merged Company and to retain key personnel, general economic conditions, demand for the Company's products, pricing that can be achieved for the Company's products, the actions of customers and competitors, the cost of raw materials (including copper and plastics) and transportation, and other factors. For a more complete discussion of risk factors, please see Belden's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 4, 2004, Belden's 8-K filed with the SEC on May 25, 2004, CDT's Annual Report on Form 10-K for the year ended July 31, 2003, filed with the SEC on October 29, 2003, CDT's Registration Statement on Form S-4 filed with the SEC on June 3, 2004, and Belden CDT Inc.'s 10-Q filed with the SEC on November 15, 2004. Belden CDT Inc. assumes no responsibility to update any forward-looking statements as a result of new information or future developments.

ABOUT BELDEN CDT

Belden CDT Inc. is one of the largest U.S.-based manufacturers of high-speed electronic cables and focuses on products for the specialty electronics and data networking markets, including connectivity. The Company, formed in July 2004 through a merger of equals, had combined pro forma sales in 2004 of $1.2 billion.

Reconciliation: Net Income to EBITDA (Earnings before Interest, Taxes, and Depreciation)

                                                             Three Months Ended
                                                              December 31, 2004
                                                             ------------------
Net income from continuing operations                                   $ 8,598
Add Back Income Taxes                                                    15,452
Add Back Interest Expense                                                 3,011
Add Back Depreciation and Amortization                                   10,082
                                                                        -------
EBITDA                                                                   37,143
Add merger related costs and severance charges pre-tax                    3,943
                                                                        -------
Adjusted EBITDA                                                         $41,086


EBITDA and Adjusted EBITDA are non-GAAP measures, that is, they are not numbers prepared under Generally Accepted Accounting Principles, or GAAP. The Company provides information about EBITDA and adjusted EBITDA because we believe they supply meaningful additional information about our performance and our ability to service our long-term debt and other fixed obligations and to fund our continued growth. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP.



  CONTACT:  Belden CDT Inc.
            Dee Johnson, Director of Investor Relations
            314-854-8054
            www.beldencdt.com
            -----------------

================================================================================
BELDEN CDT INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

=========================================================================================================================
                                                                         Three Months Ended                   Years Ended
                                                                               December 31,                  December 31,
=========================================================================================================================
                                                                        2004           2003           2004           2003
-------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)

Revenues                                                           $ 330,310      $ 161,692      $ 966,174      $ 624,106
Cost of sales                                                        251,651        129,381        766,101        504,800
-------------------------------------------------------------------------------------------------------------------------
    Gross profit                                                      78,659         32,311        200,073        119,306
Selling, general and administrative expenses                          54,452         23,576        151,438         94,717
Other operating (earnings)/expenses                                   (3,000)        (3,000)         5,871         (2,648)
-------------------------------------------------------------------------------------------------------------------------
    Operating earnings                                                27,207         11,735         42,764         27,237
Nonoperating earnings                                                      -              -         (1,732)             -
Minority interest in earnings                                            146              -            371              -
Interest expense                                                       3,011          2,951         12,881         12,571
-------------------------------------------------------------------------------------------------------------------------
    Income from continuing operations before taxes                    24,050          8,784         31,244         14,666
Income tax expense                                                    15,452          3,241         15,891          4,498
-------------------------------------------------------------------------------------------------------------------------
    Net income/(loss) from continuing operations                       8,598          5,543         15,353         10,168
Net income/(loss) from discontinued operations                         9,713        (64,226)          (417)       (71,779)
Net gain/(loss) on disposal of discontinued operations                (1,238)             -            253              -
-------------------------------------------------------------------------------------------------------------------------
    Net income/(loss)                                              $  17,073      $ (58,683)     $  15,189      $ (61,611)
=========================================================================================================================

Weighted average number of common shares and equivalents:
    Basic                                                             46,892         25,238         35,404         25,158
    Diluted                                                           53,748         25,584         38,724         25,387
=========================================================================================================================

Basic earnings/(loss) per share:
    Continuing operations                                          $     .18      $     .22      $     .43      $     .40

    Discontinued operations                                              .21          (2.54)          (.01)         (2.85)
    Disposal of discontinued operations                                 (.03)             -            .01              -
    Net income/(loss)                                                    .36          (2.32)           .43          (2.45)
=========================================================================================================================
Diluted earnings/(loss) per share:
    Continuing operations                                          $     .17      $     .22      $     .43      $     .40
    Discontinued operations                                              .18          (2.51)          (.01)         (2.83)
    Disposal of discontinued operations                                 (.02)             -            .01              -
    Net income/(loss)                                                    .33          (2.29)           .43          (2.43)
=========================================================================================================================

BELDEN CDT INC.
================================================================================
SEGMENT INFORMATION
(UNAUDITED)

(in thousands)
----------------------------------------------------------------------------------------------------------------
THREE MONTHS ENDED DECEMBER 31, 2004
----------------------------------------------------------------------------------------------------------------
                                                          ELECTRONICS    NETWORKING         OTHER          TOTAL
----------------------------------------------------------------------------------------------------------------
EXTERNAL CUSTOMER REVENUES                                   $196,034      $134,276      $      -       $330,310
AFFILIATE REVENUES                                              9,332         2,459       (11,791)             -
----------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                                               $205,366      $136,735      $(11,791)      $330,310
================================================================================================================

OPERATING EARNINGS/(LOSS)                                    $ 25,132      $  8,111      $ (6,036)      $ 27,207
================================================================================================================

----------------------------------------------------------------------------------------------------------------
THREE MONTHS ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------
                                                          ELECTRONICS    NETWORKING         OTHER          TOTAL
----------------------------------------------------------------------------------------------------------------
External customer revenues                                   $110,713      $ 50,979      $      -       $161,692
Affiliate revenues                                              7,799           583        (8,382)             -
----------------------------------------------------------------------------------------------------------------
Total revenues                                               $118,512      $ 51,562      $ (8,382)      $161,692
================================================================================================================

Operating earnings/(loss)                                    $ 10,647      $  4,428      $ (3,340)      $ 11,735
================================================================================================================

----------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2004
----------------------------------------------------------------------------------------------------------------
                                                          ELECTRONICS    NETWORKING         OTHER          TOTAL
----------------------------------------------------------------------------------------------------------------
EXTERNAL CUSTOMER REVENUES                                   $604,372      $361,802      $      -       $966,174
AFFILIATE REVENUES                                             34,238         3,105       (37,343)             -
----------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                                               $638,610      $364,907      $(37,343)      $966,174
================================================================================================================

OPERATING EARNINGS/(LOSS)                                    $ 47,319      $ 19,925      $(24,480)      $ 42,764
================================================================================================================

----------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------
                                                          ELECTRONICS    NETWORKING         OTHER          TOTAL
----------------------------------------------------------------------------------------------------------------
External customer revenues                                   $428,066      $196,040      $      -       $624,106
Affiliate revenues                                             30,739         1,872       (32,611)             -
----------------------------------------------------------------------------------------------------------------
Total revenues                                               $458,805      $197,912      $(32,611)      $624,106
================================================================================================================

Operating earnings/(loss)                                    $ 29,656      $ 10,218      $(12,637)      $ 27,237
================================================================================================================

BELDEN CDT INC.
================================================================================
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

----------------------------------------------------------------------------------------------------
December 31,                                                                  2004              2003
----------------------------------------------------------------------------------------------------
(in thousands, except par value and number of shares)
ASSETS
Current assets:
    Cash and cash equivalents                                          $   188,798       $    94,955
    Receivables, net                                                       174,554            86,225
    Inventories, net                                                       227,034            93,406
    Income taxes receivable                                                 13,683             1,770
    Deferred income taxes                                                   22,740             3,553
    Other current assets                                                     8,689             6,218
    Current assets of discontinued operations                               27,460           105,393
----------------------------------------------------------------------------------------------------
       Total current assets                                                662,958           391,520
Property, plant and equipment, less accumulated depreciation               338,247           189,129
Goodwill and other intangibles, less accumulated amortization              364,177            79,462
Other long-lived assets                                                      6,712             6,008
Long-lived assets of discontinued operations                                35,474            14,565
----------------------------------------------------------------------------------------------------
                                                                       $ 1,407,568       $   680,684
====================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued liabilities                           $   185,035       $    89,179
    Current maturities of long-term debt                                    15,702            65,951
    Current liabilities of discontinued operations                          10,856            28,003
----------------------------------------------------------------------------------------------------
       Total current liabilities                                           211,593           183,133
Long-term debt                                                             232,823           136,000
Postretirement benefits other than pensions                                 30,089            10,201
Deferred income taxes                                                       88,476            43,112
Other long-term liabilities                                                 25,340            20,994
Long-term liabilities of discontinued operations                                 6             5,705
Minority interest                                                            9,241                 -
Stockholders' equity:
    Preferred stock                                                              -                 -
    Common stock                                                               502               262
    Additional paid-in capital                                             536,261            39,022
    Retained earnings                                                      252,652           244,216
    Accumulated other comprehensive income/(loss)                           23,047             7,461
    Unearned deferred compensation                                          (2,462)           (1,700)
    Treasury stock                                                               -            (7,722)
----------------------------------------------------------------------------------------------------
       Total stockholders' equity                                          810,000           281,539
----------------------------------------------------------------------------------------------------
                                                                       $ 1,407,568       $   680,684
====================================================================================================